Exhibit 10.3

[KEY ENERGY LETTERHEAD]

February 4, 2019

Robert James Saltiel

11756 Cawdor Way

Houston, Texas 77024

Re: Long Term Incentive Cash Award

Dear Rob Saltiel:

Key Energy Services, Inc., a Delaware corporation (the “Company”) considers your continued service and dedication to the Company essential to our success. To reward you for your continued service with the Company, the Company is pleased to provide you (“you” or “Employee”) with a long term incentive award, as described in this letter agreement.

In recognition of your valued service with the Company, the Company is providing you a long term incentive cash award (the “LTI Cash Award”), in the amount of $1,000,000, less all applicable withholdings and deductions withheld from the amount by the Company as required by law subject to the satisfaction of the terms and conditions of this letter agreement. Your LTI Cash Award will vest 40% on February 4, 2020 and 60% on February 4, 2021 (each, a “Vesting Date”).

Section 1. Eligibility Criteria

You will be eligible to receive this LTI Cash Award if all of the following criteria are satisfied:

1.

Except as set forth in Section 2, you are continually employed by the Company from the date of this letter agreement through and including each applicable Vesting Date. The Company will have the sole discretion to determine whether any leave of absence before February 4, 2021 constitutes a forfeiture of any unvested portion of the LTI Cash Award.

2.	You have not given notice of your intent to resign from employment on or before the applicable Vesting Date.

Section 2. Termination of Employment

In the event of a termination of your employment by the Company without Cause (as defined in your employment agreement with the Company dated August 17, 2018 and amended February 4, 2019 (the “Employment Agreement”)) or by you for Good Reason (as defined below), any unvested portion of your LTI Cash Award will vest in full and the date of such termination will be the Vesting Date for such portion. In the event that your employment with the Company terminates for any other reason prior to February 4, 2021, the unvested portion of your LTI Cash Award will terminate and be forfeited.

“Good Reason” means any of the following events without your consent:

1.

a material diminution in your base salary (except in conjunction with an across-the-board base salary reduction that affects similarly situated employees of the Company), authority, duties or responsibilities from those currently in effect;

2.	a move of more than fifty (50) miles in the geographic location at which you must perform services from the location at which you are currently required to perform services; or

3.	any other action or inaction by the Company that constitutes a material breach of the Employment Agreement.

In order for a termination to be considered a termination for Good Reason, (a) you must provide notice to the Company of the existence of one of the above events within ninety (90) days of the initial existence of such condition, (b) the Company must be provided thirty (30) days from the date of such notice to remedy that condition, and (c) the condition must not have been remedied by the Company during such cure period.

Section 3. Payment of LTI Cash Award

If you are eligible to receive any vested portion of the LTI Cash Award pursuant to Section 1 or Section 2, such vested portion of the LTI Cash Award will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the applicable Vesting Date, but in no event later than thirty (30) days following such Vesting Date.

Section 4. Miscellaneous Terms

Your employment remains at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause.

The Company shall oversee all aspects of the administration of the LTI Cash Award and this letter agreement. The Company shall have complete control and authority to determine your rights with respect to the LTI Cash Award or the rights of any other person having or claiming to have any interest to the LTI Cash Award through you. The Company shall have complete discretion to interpret the provisions of this letter agreement and to decide all matters under this letter agreement, including, without limitation, the right to modify a vesting or forfeiture schedule applicable to the LTI Cash Award. Such interpretation and decision shall be final, conclusive and binding on you and any person claiming under or through you, in the absence of clear and convincing evidence that the Company acted arbitrarily and capriciously. When making a determination or calculation, the Company shall be entitled to rely on information furnished by you or any Company representative. The Company may correct any defect, supply any omission, or reconcile any inconsistency in this letter agreement in the manner and to the extent it deems necessary or desirable to carry out the intent of this letter agreement, and the Company shall be the sole and final judge of that necessity or desirability.

The LTI Cash Award is intended to be a short-term deferral exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted consistent with this intention. All rights under this letter agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder.

This letter agreement contains all of the understandings and representations between the Company and you relating to the LTI Cash Award and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any LTI Cash Award; provided, however, that this letter agreement shall not prevent the Company from entering into subsequent agreements with you that could modify or amend this letter agreement.

Any payment of cash under this letter agreement to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

As partial consideration for the granting of the LTI Cash Award, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this letter agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.

This letter agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles.

The provisions this letter agreement shall bind and inure to the benefit of the Company and the successors and assigns of the Company. All references to the “Company” within this letter agreement shall refer to the Company and any such successor or assignee of the Company.

If this letter agreement accurately sets forth our understandings and agreements with respect to the subject matter hereof, please execute this letter agreement in the space provided below and send a fully executed copy of this letter agreement to Katherine Hargis in the enclosed confidential envelope no later than February 21, 2019. The remaining copy is for your files. If Katherine Hargis does not receive a signed copy of this letter agreement on or before February 21, 2019, the terms of this letter agreement will expire and neither Company nor any of its subsidiaries or affiliates will have any obligations hereunder. Should you have any questions, please call Katherine Hargis at (713) 651-4446. We look forward to your continued employment with us.

Very truly yours,

KEY ENERGY SERVICES, INC.

By:

Bryan Kelln Director

Agreed to and accepted:
Rob Saltiel

February , 2019 cc Julie Gonzales